Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-xxxxx) and related Prospectus of James River Group Holdings, Ltd. for the registration of 21,334,134 shares of its common stock and to the incorporation by reference therein of our reports dated March 4, 2025, with respect to the consolidated financial statements of James River Group Holdings, Ltd., and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
August 15, 2025